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                                                                    EXHIBIT 21.1

                            SUBSIDIARIES OF ENVISION

              NAME                STATE OF INCORPORATION  TYPE OF ORGANIZATION           BUSINESS NAMES
              ----                ----------------------  --------------------  --------------------------------
perfumania.com, inc.                     Florida              Corporation                perfumania.com
Qui Vive, Inc.                           Delaware             Corporation                    QVtech
QV Acquisition Corporation               Delaware             Corporation          QV Acquisition Corporation
Envision Acquisition Corporation      Massachusetts           Corporation       Envision Acquisition Corporation